Exhibit 99.1

MGM RESORTS ELECTS TECH INDUSTRY LEADER GREGORY SPIERKEL TO ITS BOARD OF DIRECTORS

FORMER CEO OF INGRAM MICRO INC. APPOINTED

Las Vegas, April 10, 2013 - MGM Resorts International (NYSE: MGM) today announced that Gregory “Greg” Spierkel has accepted an invitation to join the Company’s Board of Directors.  He was elected to his new post by the Board during its meeting on Tuesday.

Mr. Spierkel served for seven years as the Chief Executive Officer of Ingram Micro Inc. (NYSE:IM), a leading global technology distributor. He retired last year from the Fortune 100 Company, which distributes and markets technology products from companies including Apple and Microsoft.

“For 25 years, Greg has successfully managed complex, large-scale operations throughout the world,” said Jim Murren, MGM Resorts’ Chairman of the Board and Chief Executive Officer. “He brings to the board a unique blend of leadership, expertise in technology and communications, and experience in Asia.”

Mr. Spierkel led the Company’s $500 million acquisition of Tech Pacific and significantly strengthened its presence in Asia.  He also led the transformation of the European region into a best-in-class performer, delivering sales and operating margins at historic highs.

Before joining Ingram Micro in 1997, Mr. Spierkel spent 11 years at Canada-based Mitel Corp., a multinational manufacturer of PBX, software and semiconductor products. He also worked in market research for Nortel Inc. and in sales and product development for Bell Canada.

Mr. Spierkel, who is 56, serves as a board member for PACCAR Inc., a truck manufacturer and technology company.

A Canadian by birth, Mr. Spierkel earned a bachelor’s degree at Carleton University in Ontario, Canada, and an MBA at Georgetown University in Washington, D.C.

His election to the Board is subject to required approvals or waivers from gaming regulators.

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MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company also owns 51% of MGM China Holdings Limited, which owns the MGM Macau resort and casino and is in the process of developing a gaming resort in Cotai, and 50% of CityCenter in Las Vegas, which features ARIA resort and casino.  For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • mgmresorts.com

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President and Chief Financial	Senior Vice President of Public Affairs
Officer	(702) 891-1840 or afeldman@mgmresorts.com
(702) 693-8895